EXHIBIT 5.1

November 19, 2008	ATTORNEYS AT LAW 100 NORTH TAMPA STREET, SUITE 2700 TAMPA, FL 33602-5810 P.O. BOX 3391 TAMPA, FL 33601-3391 813.229.2300 TEL 813.221.4210 FAX www.foley.com CLIENT/MATTER NUMBER 094200-0102

United Insurance Holdings Corp.

360 Central Avenue, Suite 900

St. Petersburg, Florida 33701

Ladies and Gentlemen:

We have acted as counsel to United Insurance Holdings Corp., a Delaware corporation (the “Company”), in connection with the preparation of Post-Effective Amendment No. 1 on Form S-3 to the Registration Statement on Form S-1 (No. 333–143466) and the Registration Statement on Form S-4 (No. 333–150327) (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), covering (i) 6,007,194 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which are issuable upon the exercise of warrants issued in the Company’s initial public offering and in its recent business combination (the “Warrant Shares”), (ii) 350,000 units (the “Units”), with each Unit consisting of one share of the Company’s Common Stock and one warrant to purchase one share of the Company’s Common Stock, (iii) 350,000 shares of the Company’s Common Stock underlying the Units (the “Unit Shares”), (iv) 350,000 warrants underlying the Units (the “Unit Warrants”), and (v) 350,000 shares of the Company’s Common Stock issuable upon the exercise of the Unit Warrants (the “Unit Warrant Shares”). The Warrant Shares, the Units, the Unit Shares, the Unit Warrants, and the Unit Warrant Shares are collectively referred to herein as the “Securities.”

In connection with our representation, we have examined: (i) the Registration Statement; (ii) the Company’s Second Amended and Restated Certificate of Incorporation and Bylaws, as amended to date; (iii) resolutions of the Company’s Board of Directors authorizing the issuance of the Securities subject to the Registration Statement, together with certain related matters; and (iv) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have, among other things, relied upon certificates of public officials and, as to various factual matters, certificates of officers of the Company.

Based upon the foregoing, we are of the opinion that the Securities covered by the Registration Statement have been duly authorized and, upon issuance in accordance with the terms of any applicable agreements and receipt of the consideration contemplated thereby, will be validly issued, fully paid and nonassessable.

The opinions set forth in this letter are limited solely to the federal laws of the United States of America and the Delaware General Corporation Law, and we express no opinion as to the laws of any other jurisdiction.

We consent to the use of this opinion as an exhibit to the Registration Statement and the references to our firm therein. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/S/ FOLEY & LARDNER LLP

FOLEY & LARDNER LLP

BOSTON BRUSSELS CHICAGO DETROIT JACKSONVILLE	LOS ANGELES MADISON MILWAUKEE NEW YORK ORLANDO	SACRAMENTO SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO SILICON VALLEY	TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.